Value Suisse International Investments, Inc.
Certificate of Correction
State of Delaware
February 24, 2010

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Value Suisse International Investments, Inc.

2.
That a Certificate of  Incorporation    was filed by the Secretary of State of Delaware on   June 4, 2009       and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate to be corrected is as follows:

The number of authorized shares of common stock should read 200,000,000.

4.	The first paragraph of Article Four of the Certificate is corrected to read as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 220,000,000 shares, consisting of 200,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share.

5.	No officers or directors of the Corporation have been elected or appointed and no shares have been issued.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Lee W.  Cassidy,              , an the incorporator this    24th  day of   February    , 2010.

By:	/s/ Lee W. Cassidy
Lee W. Cassidy
Incorporator